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NEURALSTEM UPDATES ALS STEM CELL TRIAL PROGRESS

EMORY UNIVERSITY INSTITUTIONAL REVIEW BOARD APPROVES AMENDMENT

ROCKVILLE, MD, June 5, 2012 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the Emory University Institutional Review Board (IRB) approved the amendment to the ongoing Phase I trial evaluating Neuralstem’s spinal cord stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). The amendment permits the return of three previously-treated patients to the trial to receive additional injections of cells. This modification to the protocol was approved earlier by the Food and Drug Administration (FDA). Implementation was contingent upon IRB approval, which has now been secured.

“Bringing patients back for a second set of injections should they meet the inclusion requirements at the time of surgery, or giving new patients both lumbar and cervical injections, is a major step forward toward testing the maximum safe dosing of our cell therapy,” said Richard Garr, Neuralstem President & CEO. “We have been encouraged by the results of the trial to date, and are eager to commence treating patients with this increased dosage.”

About the Study

The ongoing Phase I study is designed to assess the safety of Neuralstem's spinal cord stem cells (HSSC's) and transplantation technique in up to 18 patients with ALS.

The first twelve patients were all transplanted in the lumbar (lower back) region of the spine. Of these, the initial six (Cohort A) were all non-ambulatory with permanent paralysis. The first patient was treated on January 20, 2010. Successive surgeries have followed at the rate of one every one-to-two months. The first three patients (Cohort A1) were each treated with five unilateral HSSC injections in L2-L4 lumbar segments, while the next three patients (Cohort A2) received ten bilateral injections (five on each side) in the same region. The next six patients (Cohort B and C) were all ambulatory. Of these, the first three (Cohort B) received five unilateral injections in the L2-L4 region. The last three patients (Cohort C) in this study group received ten bilateral injections in the same region.

The trial was then approved to progress to cervical transplantations, with two cohorts of three patients (Cohort D and Cohort E). Cohort D has received five injections in the cervical region of the spinal cord. Cohort E will receive a total of fifteen injections, five in the cervical region and ten in the lumbar region.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include CTE (chronic traumatic encephalopathy), Alzheimer's disease, anxiety, and memory disorders.

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the period ended March 31, 2012.

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